UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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MASIMO CORPORATION
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On June 2, 2023, Masimo Corporation (“Masimo”) issued the following press release in connection with Masimo’s 2023 Annual Meeting of Stockholders, which corrects Masimo’s press release issued earlier on June 2, 2023 (the “Prior Release”).

The Prior Release stated that stockholders do not need to vote for Ms. Brennan to add her to Masimo’s Board of Directors. The following press release removes this statement and clarifies that Masimo’s Board of Directors has committed to appoint Ms. Brennan to the Board if stockholders approve the expansion of the Board of Directors at the Company’s 2023 Annual Meeting of Stockholders and Masimo’s two director nominees, H Michael Cohen and Julie Shimer, Ph.D., are elected to the Board at the Annual Meeting.
Masimo Board of Directors Authorizes Appointment of Michelle Brennan as Sixth Director Pending Stockholder Approval of Board Expansion and Election of Company Nominees
Commitment to Appoint Politan Nominee as Director Reflects Board’s Openness to Qualified and Experienced Perspectives
Board Strongly Encourages Stockholders to Protect Their Investment by Voting FOR H Michael Cohen and Julie Shimer, Ph.D., and FOR Board Expansion on the WHITE Proxy Card
IRVINE, Calif. – (BUSINESS WIRE) – June 2, 2023. The Board of Directors of Masimo Corporation (“Masimo” or the “Company”) (Nasdaq: MASI) today announced its commitment to appoint Michelle Brennan as the Company’s sixth director, pending stockholder approval of the proposal to expand the Board of Directors to seven and the election of the Company’s highly qualified director nominees, H Michael Cohen and Julie Shimer, Ph.D. Ms. Brennan was nominated by Politan Capital Management (“Politan”).
Stockholders should vote FOR Mr. Cohen and Dr. Shimer and FOR Board expansion on the WHITE proxy card. Should stockholders approve the Board expansion and elect the Company’s nominees, Ms. Brennan would be appointed to the Board as a Class II director effective immediately following the Company’s Annual Meeting of Stockholders to be held on June 26, 2023, subject to Ms. Brennan’s willingness to serve. In the event Quentin Koffey, Politan’s other director nominee, is elected to the Board at the Annual Meeting of Stockholders, Masimo’s Board would not appoint Ms. Brennan to the Board following the meeting.
“Unlike Politan’s other nominee, Quentin Koffey, who has a history of misstatement and distortion and no relevant experience, Ms. Brennan has operational and leadership experience in the medical devices industry at Johnson & Johnson, prior public company board service at Cardinal Health and Coupa Software,” said Dr. Shimer, chair of the Board’s Nominating Committee. “Though Politan has not permitted us to interview Ms. Brennan after repeated requests, we conducted independent due diligence on her past leadership and board service experiences and feel she would bring a constructive and relevant perspective to the Board. As this action shows, the Board is open to experienced insight and diverse perspectives and will continue to seek out similarly qualified and independent candidates for the seventh Board seat.”
To protect stockholders’ investment and to ensure Masimo continues to create value, the Board encourages stockholders to vote FOR Masimo’s highly qualified director nominees, H Michael Cohen and Julie Shimer, Ph.D.
Find more information on why your vote is so important to the future of Masimo at www.KeepMasimoStrong.com.

About Masimo
Masimo (Nasdaq: MASI) is a global technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins®, Denon®, Marantz®, and Polk Audio®. Our mission is to improve life, improve patient outcomes and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies. Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates, improve CCHD screening in newborns, and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs. Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world, and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG® and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97®. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius T® and Masimo W1™ watch. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.
ORi and RPVi have not received FDA 510(k) clearance and are not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, certain statements regarding the Masimo Board’s commitment to appoint Michelle Brennan as a sixth directors pending stockholder approval of the Board’s expansion proposed for approval at the Company’s 2023 Annual Meeting and the election of the Company’s director nominees at such meeting. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include those set forth in this press release and certain other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Additional Information Regarding The Annual Meeting of Stockholders Currently Expected to Be Held on June 26, 2023 and Where to Find It
Masimo has filed a definitive proxy statement containing a form of WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2023 Annual Meeting. MASIMO’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY WILL CONTAIN OR CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Masimo with the SEC without charge from the SEC’s website at www.sec.gov.
Certain Information Regarding Participants
Masimo, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Masimo’s shareholders in connection with the matters to be considered at the 2023 Annual Meeting. Information regarding the ownership of Masimo’s directors and executive officers in Masimo common shares is included in Masimo’s definitive proxy statement, which can be found through the SEC’s website at www.sec.gov. To the extent holdings of Masimo’s securities by directors or executive officers have changed since the amounts set forth in the definitive proxy statement, such changes have been or will be reflected on SEC filings filed by the applicable individuals on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. These documents can be obtained free of charge from the sources indicated above.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation.